Exhibit 99.1

For Information Contact:

Maureen Crystal

Tel: 703.707.6777

E-mail: mcrystal@nciinc.com

NCI Increases Its Borrowing Capacity to $60 Million

RESTON, Va.—(BUSINESS WIRE)—March 17, 2006 —NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology services and solutions to U.S. federal government agencies through its wholly-owned subsidiary, NCI Information Systems, Inc, announced today that it has entered into a new credit agreement to increase its borrowing capacity to $60 million. SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc. acted as Lead Arranger and Book Manager, with SunTrust Bank as the Administrative Agent, and Branch Banking and Trust Company of Virginia (BB&T), and Citizens Bank of Pennsylvania, as participating lenders. The credit agreement has a five-year term and is comprised of a revolving credit facility with the original principal amount of $60 million together with an additional $30 million incremental optional accordion feature.

“We are pleased to have successfully negotiated a new credit facility that offers greater flexibility and borrowing capacity to support our acquisition and anticipated working capital growth requirements over the next five years,” said Judith L. Bjornaas, senior vice president and chief financial officer. “With our current debt level of zero, this credit facility is expected to provide significant capacity to support our growth.”

About NCI, Inc.:

NCI, Inc., a Delaware holding company, through its subsidiary NCI Information Systems, Inc., is a leading provider of information technology services and solutions to U.S. federal government agencies. As an ISO 9001 certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives including enterprise systems management, information assurance, network engineering, and systems development and integration. Headquartered in Reston, Virginia, NCI has approximately 1,400 employees worldwide and 50 locations.

For more information, visit our Web site at www.nciinc.com, or e-mail mcrystal@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that NCI, Inc. believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Such forward-looking statements are subject to factors that could cause actual results to differ materially from those anticipated results. For a discussion of these and other risks and uncertainties, please refer to the section titled “Risk Factors” in NCI, Inc.’s Form S-1, as amended, as filed with the Securities and Exchange Commission. The forward-looking statements included in this news release are only made as of the date of this news release and NCI, Inc. undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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